UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 6, 2020

(Date of earliest event reported)

PAYCHEX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-11330	16-1124166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NY	14625-2396
(Address of principal executive offices)	(Zip Code)

(585) 385-6666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PAYX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 6, 2020, Paychex Advance LLC, a New York limited liability company (the “Company”), and Paychex, Inc., a Delaware corporation (the “Parent”), entered into a credit agreement with a lender which establishes a new three-year, unsecured, revolving credit facility (the “Three-Year Facility”) in favor of the Company in the original aggregate principal amount of up to $250 million. PNC Bank, N.A. acts as Administrative Agent for the Three-Year Facility. The Three-Year Facility replaces the Company’s $150 million three-year, unsecured, revolving credit facility which the Company and the Parent entered into on March 17, 2016 and which was terminated on February 6, 2020 (the “Replaced 2016 Facility”).

The existing $1.0 billion five-year unsecured credit facility which Paychex of New York LLC (“PoNY”), a subsidiary of the Parent, entered into on July 31, 2019, the existing $500 million five-year unsecured credit facility which PoNY entered into on August 17, 2017, the existing $400 million of 4.07% Senior Notes, Series A and the existing $400 million of 4.25% Senior Notes, Series B, which PoNY issued all pursuant to a note purchase and guarantee agreement, dated as of January 9, 2019, will continue to remain in full force and effect.

Amounts borrowed and repaid may be re-borrowed subject to availability under the Three-Year Facility. The Three-Year Facility matures on February 6, 2023 at which time all borrowings thereunder will terminate.

Any loan comprising an alternate base rate (“ABR”) borrowing under the Three-Year Facility will bear interest at the ABR plus the applicable rate. Any loan comprising an Eurocurrency borrowing under the Three-Year Facility shall bear interest at the adjusted LIBO rate for the interest period in effect for such borrowing plus the applicable rate. If any principal of or interest on any loan or any fee or other amount payable by the Company is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest at a rate per annum equal to (i) in the case of overdue principal of any loan, 2% plus the rate otherwise applicable to such loan as provided or (ii) in the case of any other amount, 2% plus the rate applicable to the ABR loans. Accrued interest on each revolving loan shall be payable in arrears on each interest payment date and upon termination of the commitment.

In addition, the Company will pay a commitment fee, payable quarterly in arrears, and calculated at an applicable rate based upon the daily unused amount of the Three-Year Facility during the period from and including the effective date of the Three-Year Facility to but excluding the date on which the commitments for the Three-Year Facility terminate.

The other terms of the Three-Year Facility are substantially similar to the terms of the Replaced 2016 Facility, including customary covenants which, among other things, include certain restrictions on the Parent’s and its subsidiaries ability to borrow, to grant liens or other encumbrances, to enter into sale and leaseback transactions and to enter into consolidations, mergers and transfers of all or substantially all of their respective assets.

The Three-Year Facility contains customary events of default that would permit the lender to accelerate the loans, which events of defaults include, among other things, the failure to make timely payments under the Three-Year Facility or other material indebtedness, the failure to satisfy covenants and specified events of bankruptcy and insolvency.

The Parent and certain of its subsidiaries have guaranteed the payment by the Company of all indebtedness and obligations of the Company under the Three-Year Facility. Borrowings under the Three-Year Facility may be used to finance the working capital needs and for general corporate purposes.

The lender under this credit facility, and their respective affiliates, have performed, and may in the future perform for us, various commercial banking, investment banking, underwriting, and other financial advisory services, for which they have received, and will continue to receive in the future, customary fees and expenses.

Terms used herein and not otherwise defined have the meanings given to them in the credit agreement which evidences the Three-Year Facility. The foregoing description of the terms and conditions of the Three-Year Facility do not purport to be complete and are qualified in their entirety by reference to the full text of the Three-Year Facility filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description
Exhibit 10.1	Three-Year Credit Agreement, dated as of February 6, 2020, by and among the Company, the Parent, and the lender party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYCHEX, INC.

Date:	February 11, 2020	/s/ Efrain Rivera
Efrain Rivera
Senior Vice President, Chief Financial Officer, and Treasurer